                                                            Exhibit 99.3





                     JOHN DEERE SAVINGS AND INVESTMENT PLAN




                              FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 1994 AND 1993
                                       AND
           SUPPLEMENTAL SCHEDULES FOR THE YEAR ENDED OCTOBER 31, 1994
                                       AND
                          INDEPENDENT AUDITORS' REPORT



                             * * * * * * * * * * * *

                     JOHN DEERE SAVINGS AND INVESTMENT PLAN



                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
     Independent Auditors' Report. . . . . . . . . . . . . . . . . . . .     2

     Financial Statements for the Years Ended
       October 31, 1994 and 1993:

          Statements of Net Assets Available for Benefits. . . . . . . .     3

          Statements of Changes in Net Assets Available
            for Benefits . . . . . . . . . . . . . . . . . . . . . . . .     4

          Notes to Financial Statements. . . . . . . . . . . . . . . . .     5

          Supplemental Schedules:. . . . . . . . . . . . . . . . . . . .    14
               Item 27a - Schedule of Assets Held for Investment Purposes
                          at October 31, 1994
               Item 27d - Schedule of Reportable Transactions for the
                          Year Ended October 31, 1994

          Supplemental Schedules Omitted As Not Applicable:
               Item 27a - Schedule of Assets Held for Investment Purposes
                          (Investment Assets Which Were Acquired and
                          Disposed of Within the Plan Year)
               Item 27b - Schedule of Loans or Fixed Income Obligations
               Item 27c - Schedule of Leases in Default or Classified
                          as Uncollectible
               Item 27e - Schedule of Nonexempt Transactions

Deloitte &
   Touche LLP

Two Prudential Plaza                         Telephone:  (312) 946-3000
180 North Stetson Avenue                     Facsimile:  (312) 946-2600
Chicago, Illinois   60601-6779

INDEPENDENT AUDITORS' REPORT

Deere & Company:

We have audited the accompanying statements of net assets available for benefits of the John Deere Savings and Investment Plan as of October 31, 1994 and 1993 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of October 31, 1994 and 1993 and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 5 to the financial statements, in 1993 the Plan changed its accounting for benefits payable to participants who have withdrawn from participation from the Plan.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed on page 1 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in the audits of the basic 1994 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic 1994 financial statements taken as a whole.

Deloitte & Touche LLP
Chicago, Illinois
April 17, 1995

                     JOHN DEERE SAVINGS AND INVESTMENT PLAN
                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                            OCTOBER 31, 1994 AND 1993
                            (IN THOUSANDS OF DOLLARS)

- - --------------------------------------------------------------------------------

                                                          1994            1993
ASSETS                                                    ----            ----

Investments - at fair value:
   Deere & Company Common Stock Fund                 $  51,645       $  32,597
   Blended Interest Fund                               297,558         306,489
   Fixed Interest Fund                                                   1,777
   Fidelity U.S. Equity Index Portfolio                 79,684          84,173
   Fidelity Puritan Fund                                41,000          31,479
   Fidelity Intermediate Bond Fund                       1,511           1,335
   Fidelity Magellan Fund                               88,044          74,603
   Fidelity Overseas Equity Fund                        20,468          11,238
   Fidelity Retirement Money Market Portfolio            4,766           4,770
   Fidelity Equity Income Fund                           2,216
   Fidelity Growth Company Fund                          2,886
   Fidelity OTC Portfolio                                2,091
   Fidelity Asset Manager Fund                           8,343
   Fidelity Asset Manager: Growth Fund                  12,188
   Fidelity Asset Manager: Income Fund                   1,721
   Fidelity U.S. Government Reserve Pool                27,637          14,322
   Loans to participants                                17,048          15,930
                                                      --------        --------
       Total                                           658,806         578,713

   Due from brokers                                                        677
                                                      --------        --------
       Total Assets                                    658,806         579,390
                                                      --------        --------
LIABILITIES

Due to brokers                                             366
                                                      --------        --------
Net Assets Available for Benefits                     $658,440        $579,390
                                                      --------        --------
                                                      --------        --------

- - --------------------------------------------------------------------------------

See Notes to Financial Statements.

                     JOHN DEERE SAVINGS AND INVESTMENT PLAN
           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                  FOR THE YEARS ENDED OCTOBER 31, 1994 AND 1993
                            (IN THOUSANDS OF DOLLARS)


- - --------------------------------------------------------------------------------

                                               Year Ended          Year Ended
                                            October 31, 1994    October 31, 1993
                                            ----------------    ----------------
ADDITIONS

Investment income:
   Dividends                                    $  15,187            $ 11,079
   Interest                                        23,584              24,487
                                                ---------           ---------
   Total                                           38,771              35,566
                                                ---------           ---------
Net appreciation (depreciation)
   in fair value of
   investments                                    (9,920)              41,270
                                                ---------           ---------
Contributions:
   Employee                                        45,643              42,429
   Employer                                        11,159               7,322
                                                ---------           ---------
   Total                                           56,802              49,751
                                                ---------           ---------
   Total                                           85,653             126,587
                                                ---------           ---------

DEDUCTIONS

Withdrawals                                         6,418               8,847
Loan cancellations                                    185                 241
                                                ---------           ---------
   Total                                            6,603               9,088
                                                ---------           ---------
Excess of additions
   over deductions                                 79,050             117,499

Net Assets Available
   for Benefits:
   Beginning of year                              579,390             461,891
                                                ---------           ---------
   End of year                                   $658,440            $579,390
                                                ---------           ---------
                                                ---------           ---------

- - --------------------------------------------------------------------------------

See Notes to Financial Statements.

                     JOHN DEERE SAVINGS AND INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 1994 AND 1993
- - --------------------------------------------------------------------------------

(1)  DESCRIPTION OF PLAN

     The following is a general description of the John Deere Savings and Investment Plan (the Plan). This description applies to each of the years for which financial statements are presented. For a more complete description of the Plan's provisions, participants should refer to the Plan agreement.

     GENERAL

     The Plan was established July 1, 1984 by Deere & Company (the Company) for eligible employees of the Company and its subsidiaries. The purpose of the Plan is to encourage those employees to provide for their financial security through regular savings and to assist them through matching contributions from the Company's profits. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Expenses of the Plan are paid by the Company.

     ELIGIBILITY

     Employees are eligible to participate in the Plan if they are salaried employees on the United States payrolls of the Company or its participating subsidiaries.

     CONTRIBUTIONS

     An eligible employee may elect to enter into a written Salary Deferral Agreement (the Agreement) with the Company and agree to accept a reduction in compensation equal to any whole percentage of such compensation per payroll period, not to exceed 15 percent, up to a maximum amount established by the Internal Revenue Service. The maximum amount for the 1994 calendar year was $9,240. Employees may amend or revoke their Agreements as of the first day of any payroll period by completing a form established for that purpose.

     An amendment or revocation becomes effective with the first payroll period of the calendar month following receipt of the form by the administrator of the Plan.

     The Company's matching contributions to the Plan, which are made on a calendar-year basis, are determined by multiplying the participating employee's salary deferrals, up to a maximum of six percent of the employee's earnings, by a percentage determined in accordance with the Plan agreement. This percentage is based on the profitability of the

     Company in the preceding fiscal year ended October 31. The percentages applicable to the 1994 and 1993 calendar years were 45 percent and 30 percent respectively.

     Contributions are sent to the Plan Trustee on each payroll period ending date, or the last working day prior to that date if the latter is an unscheduled working day. Contributions are invested by the Trustee in the appropriate funds as soon as practicable following receipt. Monies may be held and invested by the Trustee in short-term investment funds until designated investments have been purchased.

     Each participant's account is credited with contributions by the participant together with earnings allocated daily among participants based on the ratio of their respective account balances as of the preceding day. Participants are immediately vested in their contributions plus allocated earnings and Company matching contributions.

     The salary deferrals and Company contributions are considered tax deferred under sections 401(a) and 401(k) of the Internal Revenue Code.

     FUND ELECTIONS

     Eligible employees enrolled in the Plan may elect to invest a percentage of their contributions, together with the matching contribution by the Company, in one or more funds in multiples of 10 percent.

     A description of the primary investments in each fund follows:

        The Deere & Company Common Stock Fund is invested in common stock of the Company.

        The Blended Interest Fund is invested in investment contracts issued by banks and insurance companies.

        The Fixed Interest Fund is invested in zero coupon bonds and high-quality fixed interest investments.

        The Fidelity U.S. Equity Index Portfolio is invested in the common stocks of the 500 companies that make up the Standard & Poor's 500 Stock Index.

        The Fidelity Puritan Fund is invested in dividend-paying common stocks, preferred stocks and bonds of all types and qualities paying interest.

        The Fidelity Intermediate Bond Fund is invested in bonds rated BBB or better with an average maturity of between three and ten years.

        The Fidelity Magellan Fund is invested in a wide range of U.S. and foreign common stocks of all types of companies with growth potential.

        The Fidelity Overseas Equity Fund is invested in securities of companies located in the Americas (other than the U. S.), the Far East and Pacific Basin, and Western Europe.

        The Fidelity Retirement Money Market Portfolio is invested in debt instruments maturing in one year or less, including high-quality commercial paper, certificates of deposit, repurchase agreements and bankers' acceptances.

        The Fidelity Equity Income Fund is invested in income-producing equity securities and seeks to exceed the yield of common stocks of the 500 companies that make up the Standard & Poor's Stock Index.

        The Fidelity Growth Company Fund is invested primarily in common stocks and convertibles of emerging growth companies.

        The Fidelity OTC Portfolio is invested primarily in common stocks of smaller companies that are traded in the over-the-counter securities market.

        The Fidelity Asset Manager Fund is invested in stocks, bonds and short-term instruments.

        The Fidelity Asset Manager: Growth Fund is invested in a higher level of income-producing equity securities and seeks to exceed the yield of common stocks of the 500 companies that make up the Standard & Poor's 500 Stock Index.

        The Fidelity Asset Manager: Income Fund is invested in stocks, bonds, short-term instruments and other investments.

     A listing of the funds and the number of participants in each fund at October 31, 1994 and 1993 follows. The number of participants shown below includes both active participants and former employees who have elected deferred distributions.

               Name of Fund                             Number of Participants
               ------------                             ----------------------
                                                            1994       1993
                                                            ----       ----
        Deere & Company Common Stock Fund                  4,252      3,703
        Blended Interest Fund                              9,113      9,641
        Fixed Interest Fund                                             109
        Fidelity U.S. Equity Index Portfolio               4,093      4,446
        Fidelity Puritan Fund                              3,239      2,773
        Fidelity Intermediate Bond Fund                      307        223
        Fidelity Magellan Fund                             5,142      4,444
        Fidelity Overseas Equity Fund                      1,881        942
        Fidelity Retirement Money Market Portfolio           534        575
        Fidelity Equity Income Fund                          290
        Fidelity Growth Company Fund                         453
        Fidelity OTC Portfolio                               346

        Fidelity Asset Manager Fund                          716
        Fidelity Asset Manager: Growth Fund                  966
        Fidelity Asset Manager: Income Fund                  174

     LOANS

     Employees who participate in the Plan are eligible to borrow against the balances in their accounts. Loans must amount to at least $1,000 and are limited to the lesser of $50,000 (reduced by the participant's highest outstanding loan balance during the immediately preceding one year period) or 50 percent of their account balances on the effective dates of the loans, may not exceed 54 months in duration and are disbursed to applicants monthly. Repayment is intended to be made via semi-monthly payroll deductions. Interest is assessed at a rate which is determined after reviewing the published prime interest rate, the 5-year consumers' savings rate and the current yield of the Blended Interest Fund. Loans outstanding at October 31, 1994 have maturities ranging from November 1994 through October 1999 and bear interest at rates ranging from 7.0 percent to 11.0 percent per annum. There are no loans in default.

     DISTRIBUTIONS

     All distributions under the Plan are lump-sum. Distributions are not permitted while the participants are employed by the Company unless a distribution is required to meet legal requirements. Participants who have terminated employment with the Company or retired may elect an immediate distribution or may defer this distribution up to age 70 1/2. The beneficiary of a participant who died may elect a deferred distribution payable not later than five years after the participant's death. Distributions from the Deere & Company Common Stock Fund may be in cash or whole shares and residual cash. Distributions from all of the other funds are in cash.

     ADMINISTRATION

     The Company is Administrator of the Plan. Fidelity Management Trust Company (Fidelity), Boston, Massachusetts, is the Plan Trustee, Investment Manager and Recordkeeper.

(2)  AMENDMENTS

     Effective May 1, 1992, the Plan was amended to permit participation by eligible salaried employees of Funk Manufacturing Company (Funk), a subsidiary of the Company. Previously, Funk maintained the Funk Savings Plan which covered certain salaried and hourly employees. As of May 1, 1992, the Funk Savings Plan was split into two separate plans: (a) the Funk Savings Plan for Salaried Employees and (b) the Funk Savings Plan for Hourly Employees. Following adoption of the Plan by Funk and its approval for merger of the Funk Savings Plan for Salaried Employees with the Plan, the assets and liabilities of the salaried employees participating in the Funk Savings Plan for Salaried Employees were transferred into the Plan.

     As of January 1, 1993, the Plan was amended to allow participants to invest their contributions in two additional Fidelity mutual funds - the Fidelity Intermediate Bond Fund and the Fidelity Overseas Equity Fund.

     Effective January 1, 1994, the Plan was amended again to allow participants to invest their contributions in six additional investment funds. The new investment options are:

          Fidelity Equity Income Fund
          Fidelity Growth Company Fund
          Fidelity OTC Portfolio
          Fidelity Asset Manager Fund
          Fidelity Asset Manager: Growth Fund
          Fidelity Asset Manager: Income Fund

     Also, due to the lack of participation in the Fixed Interest Fund since the original offering in February 1991, the Plan Administrator has discontinued that investment option. The zero coupon bond, which represented the assets of the fund, matured on February 1, 1994.

     Effective March 1, 1994, the one year of service eligibility requirement to participate in the Plan was removed. Employees who desire to participate may do so in the month following employment.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Plan's financial statements have been prepared on the accrual basis. Investments in the Deere & Company Common Stock Fund, are stated at fair value based on the closing sales prices reported on recognized securities exchanges on the last business day of the year. The twelve Fidelity mutual funds are valued at quoted market prices which represent the net asset values of shares held by the Plan at year-end. The fixed rate bank and investment contracts and short-term investment funds are stated at cost plus accrued interest, which approximates fair value. Loans to participants are stated at cost plus accrued interest which approximates fair value.

     Interest on bank and insurance contracts and short-term investment funds is accrued daily and credited to the funds at the end of each month. Dividends are accrued in the Deere & Company Common Stock Fund as of the record date and are reflected as an increase in the fund's net asset value on that day but are reported separately as dividends. Dividends in other funds are recorded on the day that they are declared (which is also the date of record) and are allocated to participants' accounts on that day. Earnings, including unrealized appreciation or depreciation in market value of investments, are allocated daily among participants based on the ratio of their respective account balances as of the close of the preceding day.

(4)  BY FUND DISCLOSURE

     Contributions, withdrawals, investment income and net appreciation (depreciation) in fair value of investments are provided by fund for the years ended October 31, 1994 and 1993 (in thousands of dollars):


     Employee and Employer Contributions:               1994           1993
                                                        ----           ----
     Deere & Company Common Stock Fund             $   1,854       $  1,765
     Blended Interest Fund                            26,093         27,405
     Fixed Interest Fund                                  --             --
     Fidelity U.S. Equity Index Portfolio              7,111          7,958
     Fidelity Puritan Fund                             4,827          3,459
     Fidelity Intermediate Bond Fund                     258             91
     Fidelity Magellan Fund                           10,696          7,899
     Fidelity Overseas Equity Fund                     2,102            465
     Fidelity Retirement Money Market Portfolio          655            709
     Fidelity Equity Income Fund                         213             --
     Fidelity Growth Company Fund                        377             --
     Fidelity OTC Portfolio                              205             --
     Fidelity Asset Manager Fund                         884             --
     Fidelity Asset Manager: Growth Fund               1,381             --
     Fidelity Asset Manager: Income Fund                 146             --
                                                    --------       --------
          Total contributions                      $  56,802      $  49,751
                                                    --------       --------
                                                    --------       --------

     Withdrawals:                                       1994           1993
                                                        ----           ----
     Deere & Company Common Stock Fund             $     353      $     382
     Blended Interest Fund                             3,436          6,134
     Fixed Interest Fund                                  --              8
     Fidelity U.S. Equity Index Portfolio                722          1,303
     Fidelity Puritan Fund                               359             87
     Fidelity Intermediate Bond Fund                      --             --
     Fidelity Magellan Fund                              818            753
     Fidelity Overseas Equity Fund                        93              2
     Fidelity Retirement Money Market Portfolio          332            178
     Fidelity Equity Income Fund                          17             --
     Fidelity Growth Company Fund                          1             --
     Fidelity OTC Portfolio                                1             --
     Fidelity Asset Manager Fund                         145             --
     Fidelity Asset Manager: Growth Fund                  79             --
     Fidelity Asset Manager: Income Fund                  62             --
     Loan Fund                                           185            241
                                                    --------       --------
          Total withdrawals                        $   6,603      $   9,088
                                                    --------      ---------
                                                    --------      ---------


                                  Page 20 of 47



     Investment Income:                                 1994           1993
                                                    --------       --------

     Deere & Company Common Stock Fund             $     453      $      42
     Blended Interest Fund                            23,011         23,813
     Fixed Interest Fund                                   -              -
     Fidelity U.S. Equity Index Portfolio              3,168          2,764
     Fidelity Puritan Fund                             3,505          3,011
     Fidelity Intermediate Bond Fund                     115             47
     Fidelity Magellan Fund                            7,785          5,727
     Fidelity Overseas Equity Fund                       210              8
     Fidelity Retirement Money Market Portfolio          181            154
     Fidelity Equity Income Fund                          72              -
     Fidelity Growth Company Fund                          6              -
     Fidelity OTC Portfolio                                3              -
     Fidelity Asset Manager Fund                         189              -
     Fidelity Asset Manager: Growth Fund                  19              -
     Fidelity Asset Manager: Income Fund                  54              -
                                                    --------       --------
          Total investment income                  $  38,771      $  35,566
                                                    --------       --------
                                                    --------       --------

     Net appreciation (depreciation) in                 1994           1993
      fair value of investments:                     -------        -------

     Deere & Company Common Stock Fund             $  (2,300)     $  21,362
     Blended Interest Fund                                 -              -
     Fixed Interest Fund                                  17             75
     Fidelity U.S. Equity Index Portfolio               (268)         8,360
     Fidelity Puritan Fund                            (1,526)         1,871
     Fidelity Intermediate Bond Fund                    (150)            30
     Fidelity Magellan Fund                           (5,816)         8,516
     Fidelity Overseas Equity Fund                     1,021          1,056
     Fidelity Retirement Money Market Portfolio            -              -
     Fidelity Equity Income Fund                         (28)             -
     Fidelity Growth Company Fund                         29              -
     Fidelity OTC Portfolio                                1              -
     Fidelity Asset Manager Fund                        (505)             -
     Fidelity Asset Manager: Growth Fund                (327)             -
     Fidelity Asset Manager: Income Fund                 (68)             -
                                                    --------       --------
          Net appreciation (depreciation) in
          fair value of investments                $  (9,920)     $  41,270
                                                    --------       --------
                                                    --------       --------

(5)  BENEFITS PAYABLE TO TERMINATED EMPLOYEES

     In 1993, the Company changed its method of accounting for benefits payable to terminated employees to conform with recently issued guidance for accounting and reporting for defined contribution plans as promulgated by the 1993 AICPA Audit and Accounting Guide - "Audits of Employee Benefit Plans." The new guidance requires that benefits payable to persons who have withdrawn from participation in a defined contribution plan be disclosed in the footnotes to the financial statements rather than recorded as a liability of the Plan. Amounts payable to such participants, included in net assets available for benefits at October 31, 1994 and 1993 were $1,906,529 and $192,035, respectively.

(6)  RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

     The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 (in thousands of dollars):


                                                             October 31, 1994
                                                             ----------------
        Net assets available for benefits per
        the financial statements                                 $658,440

        Amounts allocated to withdrawing participants               1,907
                                                                 --------
        Net assets available for benefits per the Form 5500      $656,533
                                                                 --------
                                                                 --------

     The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500 (in thousands of dollars):


                                                               Year Ended
                                                             October 31, 1994
                                                             ----------------
        Benefits paid to participants per the
        financial statements                                       $6,603

        Add: Amounts allocated to withdrawing
        participants at October 31, 1994                            1,907
                                                                  -------
        Benefits paid to participants per the Form 5500            $8,510
                                                                  -------
                                                                  -------


(7)  TAX STATUS

     The Internal Revenue Service has issued a determination letter dated March 10, 1987 indicating that the Plan is qualified under the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Plan's management believes the Plan is currently designed and being operated in accordance with applicable rules and regulations of the Internal Revenue Code and, thus, is exempt from federal income taxes.

     Employees participating in the Plan are subject to federal income taxes on the balances in their accounts for the calendar year in which distributions are made by the Trustee.

(8)  PLAN TERMINATION

     Although it has not expressed any intention to do so, the Company has the right to discontinue contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, account balances would be distributed to participants.

                             SUPPLEMENTAL SCHEDULES

                     JOHN DEERE SAVINGS AND INVESTMENT PLAN

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT OCTOBER 31, 1994

                                                             (000's Omitted)
                                           Shares/
                                            Units          Cost          Market
                                           -------       --------       --------
   Deere & Company Common Stock Fund       721,013       $ 54,113       $ 51,645
                                                         --------       --------

   Blended Interest Fund
     Fixed rate bank and investment
     contracts with:

     Metropolitan Life Insurance Company
     at 9.75%, Maturing on June 30, 1995     6,887          6,887          6,887

     Allstate Insurance Company at 8.54%,
     Maturing 50% on December 30, 1994
     and 50% on April 30, 1995               7,882          7,882          7,882

     Confederation Life Insurance Company
     at 9.19%, Maturing on
     December 31, 1994                       8,409          8,409          8,409

     Principal Mutual Life Insurance Company
     at 9.36%, Maturing on March 31, 1995    7,766          7,766          7,766

     Aetna Life Insurance Company at 8.80%,
     Maturing 50% on June 3, 1996 and 50%
     on July 1, 1996                        10,399         10,399         10,399

     Aetna Life Insurance Company at 7.49%,
     Maturing 50% on February 1, 1996
     and 50% on April 1, 1996               21,063         21,063         21,063

     Peoples Security Life at 8.60%,
     Maturing 50% on March 1, 1996
     and 50% on May 1, 1996                 19,087         19,087         19,087

     Sun Life of Canada at 7.62%,
     Maturing 50% on June 1, 1996
     and 50% on September 1, 1996           22,392         22,392         22,392

     Sun Life of Canada at 8.70%,
     Maturing 50% on June 1, 1996
     and 50% on July 1, 1996                 9,805          9,805          9,805

                                                             (000's Omitted)
                                           Shares/
                                            Units          Cost          Market
                                           -------       --------       --------
     Hartford Life Insurance Company
     at 8.45%, Maturing 50% on August 1,
     1995 and 50% on December 31, 1995      15,254         15,254         15,254

     Massachusetts Mutual Life Insurance
     Company at 9.02%, Maturing on
     October 2, 1995                        13,475         13,475         13,475

     Provident National Assurance Company,
     at 7.10%, Maturing 50% on October 1,
     1996 and 50% on November 1, 1996       12,072         12,072         12,072

     Prudential Insurance Company of
     America, at 7.61%, Maturing on
     February 1, 1997                        9,657          9,657          9,657

     Provident National Assurance Company,
     at 7.68%, Maturing 50% on November 1,
     1996 and 50%  on April 1, 1997         13,067         13,067         13,067

     Lincoln National Life Insurance Company,
     at 6.34%, Maturing 50% on March 1,
     1997 and 50% on May 1, 1997             9,141          9,141          9,141

     Bankers Trust Company, at 5.36%,
     Maturing on June 25, 1996               8,111          8,111          8,111

     CIGNA, at 7.91%, Open maturity         15,184         15,184         15,184

     Confederation Life Insurance Company
     at 6.27%, Maturing December 31, 1997    5,205          5,205          5,205

     Sun Life of Canada at 6.07%, Maturing
     September 1, 1997                       5,527          5,527          5,527

     Lincoln National Life Insurance Company
     at 6.17%, Maturing 50% on September 1,
     1997 and 50% on December 31, 1997       8,851          8,851          8,851

     Pacific Mutual Life Insurance Company
     at 5.67%, Maturing 50% on June 1, 1997
     and 50% on October 31, 1997             7,997          7,997          7,997

                                                             (000's Omitted)
                                           Shares/
                                            Units          Cost          Market
                                           -------       --------       --------
   Bankers Trust Company at 5.43%,
   Maturing May 15, 1998                    10,159         10,159         10,159

   Lincoln National Life Insurance
   Company at 5.17%, Maturing 50% on
   January 2, 1997 and 50% on
   July 2, 1997                             10,154         10,154         10,154

   Sun Life Insurance of America at 5.37%,
   Maturing 50% on January 1, 1997 and
   50% on February 1, 1998                  10,585         10,585         10,585

   Prudential Life Insurance Company of
   America at 5.26%, Maturing 50% on
   June 30, 1998 and 50% on
   September 30, 1998                       10,572         10,572         10,572

   Sun Life Insurance of America at 6.95%,
   Maturing December 31, 1998                7,276          7,276          7,276

   Bankers Trust Company at 7.70%,
   Maturing September 15, 2001              11,581         11,581         11,581
                                                         --------       --------

   Total                                                  297,558        297,558
                                                         --------       --------


Fidelity U. S. Equity Index Portfolio    4,558,613         79,569         79,684
                                                         --------       --------

Fidelity Puritan Fund                    2,640,030         42,366         41,000
                                                         --------       --------

Fidelity Intermediate Bond Fund            152,771          1,629          1,511
                                                         --------       --------

Fidelity Magellan Fund                   1,263,363         91,945         88,044
                                                         --------       --------

Fidelity Overseas Equity Fund              701,688         19,757         20,468
                                                         --------       --------

Fidelity Retirement Money Market
 Portfolio                               4,766,215          4,766          4,766
                                                         --------       --------

Fidelity Equity Income Fund                 66,468          2,234          2,216
                                                         --------       --------

Fidelity Growth Company Fund                98,591          2,848          2,886
                                                         --------       --------


                                                             (000's Omitted)
                                           Shares/
                                            Units          Cost          Market
                                           -------       --------       --------
Fidelity OTC Portfolio                      86,629          2,076          2,091
                                                         --------       --------

Fidelity Asset Manager Fund                569,640          8,719          8,343
                                                         --------       --------

Fidelity Asset Manager: Growth Fund        873,731         12,436         12,188
                                                         --------       --------

Fidelity Asset Manager: Income Fund        161,261          1,773          1,721
                                                         --------       --------

Fidelity U.S. Government Reserve Pool   27,636,365         27,637         27,637
                                                         --------       --------

Loans to participants at 7.00% to 11.00%,
Maturing November 1994 through
October 1999                                               17,048         17,048
                                                         --------       --------

   Total investments                                     $666,474       $658,806
                                                         --------       --------
                                                         --------       --------

The trustee maintains shares for the fixed rate bank and investment contracts at one dollar per share. For report presentation, shares for fixed rate contracts have been rounded to thousands.

                     JOHN DEERE SAVINGS AND INVESTMENT PLAN


ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS FOR THE YEAR ENDED OCTOBER 31,
1994

          TRANSACTION BY FUND            TOTAL        TOTAL      NUMBER OF  NUMBER OF   REALIZED
                 OR CARRIER            PURCHASES      SALES      PURCHASES    SALES    GAIN (LOSS)
        --------------------------     ---------      -----      ---------    -----    -----------
       DEERE & COMPANY
        COMMON STOCK FUND            $ 75,628,072 $  54,805,285     253        234     $2,771,949

       BLENDED INTEREST FUND          117,170,243   113,304,199     255        253

       FIDELITY U. S.  EQUITY
         INDEX PORTFOLIO               14,016,765    18,237,172     242        234      2,805,760

       FIDELITY MAGELLAN FUND          43,796,488    24,539,879     252        241        341,324



There have been no transactions with the same person involving property other than securities and no transactions with respect to securities with a person.